Exhibit 99.H

June 27, 2003

Enhanced Retail Funding, LLC
40 Broad Street
Boston, MA 02109

Re:                               Junior Participation Agreement

Gentlemen:

Reference is made to the Loan and Security Agreement between, on the one hand, One Price Clothing Stores, Inc., a Delaware corporation, and the other borrowers party thereto (collectively, the “Borrowers”), and, on the other hand, Congress Financial Corporation (Southern), a Georgia corporation (“Lender”), dated as of March 25, 1996 (as amended, modified, supplemented and restated from time to time, the “Loan Agreement”), together with any other agreements, supplements, documents and instruments relating thereto or executed in connection therewith, all as from time to time amended, modified, supplemented, and restated (collectively, the “Financing Agreements”).  All initially capitalized terms used herein shall have the same meaning as set forth in the Loan Agreement unless otherwise defined herein.

The undersigned (the “Junior Participant”), has requested that you sell to Junior Participant a junior participation in the Second Supplemental Loan presently outstanding and which may hereafter be extended by Lender to Borrowers, pursuant to the Financing Agreements, and which has been 100% participated to you pursuant to the terms of that certain Amended and Restated Participation Agreement [Second Supplemental Loan] (as amended, modified, supplemented and restated from time to time, “ERF Participation Agreement”) and all other indebtedness now or hereafter owed by Borrowers to Lenders in connection therewith, and you have agreed to do so, all on the terms and conditions hereinafter set forth.

Junior Participant wishes to purchase a junior participation in your interest in the Second Supplemental Loan in the total principal amount of $1,000,000.

In consideration of the foregoing, the mutual covenants herein contained and for other valuable consideration, Junior Participant hereby agrees with you as follows:

1.         (a)                The term “Amendment Fee” shall mean those amendment fees payable to you pursuant to Section 3 of Amendment No. 16 to the Financing Agreements dated as of June 27, 2003.

(b)              The term “Advances” shall mean any portion of the Second Supplemental Loan which arises as a consequence of a draw under the Second ERF Letter of Credit,

or pursuant to Section 2.2.1(a)(ii)(B) of the Loan Agreement, as a consequence of the imposition of a Designated Availability Reserve, including interest and other charges accruing in respect of L/C Advances, whether such interest and other charges accrued before or after the filing of a bankruptcy petition or similar proceeding and whether or not such interest or charges are recoverable from the Borrowers.

(c)               The term “Liabilities” as used in this Agreement shall mean and include, without limitation, the advances, loans and other financial accommodations, interest and all other obligations and liabilities comprising the Second Supplemental Loan now or hereafter owed by Borrowers to Lender under the Financing Agreements, whether direct or indirect and whether fixed or contingent, and shall also include (i) L/C Advances, (ii) the Annual Facility Fee and other fees and (iii) interest accruing in respect of the Second Supplemental Loan after the filing of a bankruptcy petition or similar proceeding, whether or not such interest or charges are recoverable from the Borrowers, provided, however, the Liabilities shall expressly exclude the Amendment Fee, in which Junior Participant shall have no interest.

(d)              As used herein “Paid in Full”, “Payment in Full”, “Repaid in Full”, or “Repayment in Full” or any similar terms when used shall mean the indefeasible final payment in full of such Liabilities in cash or immediately available funds and termination of all lending commitments or, in the case of Obligations consisting of contingent obligations in respect of letters of credit, bankers’ acceptances or other reimbursement or payment type guaranties under the Financing Agreements, the indefeasible setting apart of cash sufficient to discharge such portion of the Obligations in an account for the exclusive benefit of the holders thereof, in which such holders shall be granted an indefeasible first priority perfected security interest and shall have been retained, in each case, for a period of time in excess of all applicable preference or other similar periods under the U.S. Bankruptcy Code and other applicable insolvency laws, state or federal.

(e)               The term “Pro Rata” shall mean with respect to Junior Participant, a fraction (expressed as a percentage), the numerator of which shall be the amount of the Junior Participation plus accrued and unpaid interest, fees and any other amounts that the Participant is entitled to and the denominator of which shall be the outstanding balance of the Liabilities.

(f)                  The term “Second ERF Letter of Credit” shall have that mean ascribed to it in the ERF Participation Agreement.

2.                                       Junior Participant hereby agrees to purchase, and does hereby purchase, from you and you hereby agree to sell, and do hereby sell, to Junior Participant an undivided junior participation of One Million ($1,000,000.00) Dollars (the “Junior Participation”) in the Liabilities and in any and all of the property, security interests, liens, mortgages and guarantees heretofore or hereafter received by Lender which is held by Lender for your benefit as security for the Liabilities (the “Collateral”), and in any and all moneys heretofore or hereafter received by you on account of the Liabilities and/or as proceeds of the Collateral (the “Collections”), except as hereinafter provided.  Receipt of the purchase price of the Junior Participation is acknowledged by you.

3.                                       It is understood and agreed by Junior Participant that, in your reasonable discretion, you may make additional advances, loans and other financial accommodations to Borrowers (by purchasing additional participations from Lender or otherwise). It is further understood that after commencement and during the continuation of any case under the U.S. Bankruptcy Code with respect to Borrowers, you may make additional advances, loans, and other financial accommodations to Borrowers (“Post-Petition Advances”) and the Junior Participation shall be subject and subordinate to such Post-Petition Advances and in the security therefor on the same terms and conditions as are set forth herein.  For avoidance of doubt, Participant shall have no obligation to make additional advances, loans or other financial accommodations to Borrowers.

5.                                       You shall have the sole right to manage, perform, modify, restructure, extend, supplement and enforce, in any way and at any time the terms of the ERF Participation Agreement, the Financing Agreements, Obligations (including without limitation, the Liabilities) and the Collateral, and to waive, exercise and enforce all privileges, rights and remedies exercisable or enforceable by you thereunder, for the joint benefit of you and Junior Participant, in accordance with your reasonable discretion and the exercise of your business judgment.  You will use normal prudence and business judgment in handling the administration and enforcement of the Liabilities and realization upon the Collateral, but shall not be liable to Junior Participants for any action taken or omitted to be taken except in the event of bad faith, willful misconduct or gross negligence.  With respect to any actions or inaction taken by you (except in the case of bad faith, willful misconduct or gross negligence), Junior Participant expressly releases you from any and all liability and responsibility (express or implied), for any loss, depreciation of or delay in collecting or failing to take any action with respect to the ERF Participation Agreement to compel the Lender to realize on any Collateral, the Liabilities or any guaranties therefor and for any mistake, omission or error in judgment in passing upon or accepting any Collection or Collateral or in making examinations or audits or for granting indulgences or extensions to Lender, Borrowers, any account debtor or any guarantor.  Junior Participant hereby pledges, assigns and grants to you, irrevocably until the Liabilities have been Repaid in Full, any right it may have to seek recovery on account of the Junior Participation, including, without limitation, any right with respect to the Junior Participation to commence litigation, vote in any bankruptcy case or any similar proceeding, provided, however, that this sentence shall not in any way limit Junior Participant’s rights with respect to obligations other than the Junior Participation; provided that Junior Participant shall be permitted to file a proof of claim or similar filing in a bankruptcy case or similar action.

6.                                       You represent and warrant to Participant that:

(a)                                You are the exclusive legal owner of the Junior Participation;

(b)                                 The Junior Participation is not subject to any lien, security interest, financing statements, subordination, assignment or other claim;

(c)                                  You have the power and authority to execute, deliver and perform this Agreement;

(d)                                 this Agreement constitutes the legal, valid and binding obligations of you, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

You make no other representation or warranty (express or implied) other than as set forth above.  Junior Participant has obtained information concerning the financial condition and creditworthiness of Borrowers to the extent it deems necessary.

7.                                       Participant has independently, and without reliance upon you, made its decision to enter into this Agreement, except that Junior Participant has relied upon the representations, warranties and covenant set forth in this Agreement. You may, from time to time, in your reasonable discretion and without notice to or consent of Junior Participant, agree or consent to any amendment, modification, renewal and/or release in whole or in part the Liabilities, the Financing Agreements, the Collateral and any guaranties therefor, as well as any extension of advances, loans and other financial accommodations to Borrowers in excess of any formulas under the Financing Agreements, without notice to or the consent of Junior Participant.  You shall, from time to time, furnish Junior Participant with copies of such other papers and documents relating to the Liabilities and the Collateral and with statements describing the status of the Liabilities and the Collateral, as Junior Participant may reasonably request, but it is expressly agreed that Junior Participant shall have no access and no right to review, examine, or audit your books, records, and accounts relating to the Liabilities or the Borrowers, except for copies of the Financing Agreements and reasonable records relating to repayment of the Liabilities as the Junior Participant may reasonably request.

8.                                       You shall accrue to Junior Participant’s benefit an amount equivalent to interest on the Junior Participation at a rate equal to the rate you or Lender (on your behalf) charge the Borrowers, to the extent that the requisite interest is actually earned and received by you from Borrowers and/or the Collateral.

9.                                       You agree to pay to Junior Participant, Collections, to the extent actually received by you from and designated by the Borrower as interest, an amount equal to Junior Participant’s Pro Rata share of the interest on the Liabilities (including, without, limitation, the Annual Facility Fee).  You agree to pay to Junior Participant, Collections, to the extent actually receive by you as principal or fees, an amount equal to Junior Participant’s Pro Rata share in the principal balance of the Liabilities and fees (other than the Amendment Fee, in which Junior Participant has no interest).

10.                                 Except as set forth in paragraph 9, above, the Liabilities, the Collateral and the Collections thereon shall be held by you in your own name, but, to the extent of Junior Participant’s junior interests therein, as agent for Junior Participant and subject to Junior Participant’s rights with respect thereto as herein set forth.  You do not assume, have made no warranties and shall not have any liability to Junior Participant for the repayment of the Junior Participation or any interest equivalent thereon, except as otherwise expressly provided herein with respect to repayment to Junior Participant.

11.                                 Junior Participant hereby represents and warrants to the best of its knowledge that no portion of the proceeds of the Liabilities has been advanced to or for the account of Junior Participant by Borrowers, that no portion of Junior Participant’s payment to you for the Junior Participation represents, directly or indirectly, any proceeds of the Liabilities and that this Agreement is valid, binding and enforceable with respect to Junior Participant.  You represent and warrant that this Agreement is valid, binding and enforceable as to you.

12.                                 Notwithstanding anything to the contrary contained in this Agreement, Junior Participant shall not share in and you shall retain as your sole property and for your exclusive benefit all administrative, handling and service charges with respect to the Liabilities and the Collateral.

13.                                 Each of the parties hereto hereby waives trial by jury in any action or proceeding arising out of or in connection with this Junior Participation Agreement and further hereby waives any right of offset or right to interpose any counterclaim in any such action.  Each of the parties hereto expressly submits in advance to the nonexclusive jurisdiction of the Superior Court of Suffolk County in the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts in any action or proceeding relating to any claim, dispute or other matter pertaining directly or indirectly to this Junior Participation Agreement.

14.                                 All notices hereunder by you to Junior Participant shall be deemed given if addressed to Junior Participant, at the address set forth below and sent by registered or certified mail, return receipt requested, or sent by telex or telecopy.  All notices hereunder by Junior Participant to you shall be deemed given if addressed to you at your address set forth above and directed to the attention of Larry Klaff, Managing Director, and delivered by certified or registered mail, return receipt requested, or by telex or telecopy (fax:  617-210-7141).

15.                                 This Junior Participation Agreement (a) may not be amended, modified or terminated orally or by any course of dealing, except an agreement in writing signed by you and Junior Participant, (b) shall remain in full force and effect until all Liabilities and Post-Petition Advances are Paid in Full and the Financing Agreements are terminated, unless, prior thereto, you, in your sole and absolute discretion, determine to repurchase the Junior Participation (without discount), (c) shall be binding upon and inure to the benefit of the respective legal representatives, executors, heirs, administrators, successors and assigns of the parties hereto and shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, and (d) may be executed in counterparts and by facsimile, all of which shall constitute a complete agreement.

16.                                 Junior Participant may not assign, or transfer participations in, the Junior Participation the without your prior written consent, which may be withheld in your reasonable discretion.  You may assign this Agreement upon prior notice to Junior Participant.  You may, without prior notice to, or consent of, Junior Participant sell additional participations in the Liabilities.

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JUNIOR PARTICIPANT:

SUN ONE PRICE, LLC

		By:	/s/ Erik Swimmer
Name:
Title:
		Address:		c/o Sun Capital Partners, Inc.
5200 Town Center Circle, Suite 470
Boca Raton, FL 33486
Attn: Marc L. Leder, Rodger R. Drouse and C. Deryl Couch
		Fax:	(561) 394-0540

ACCEPTED AND AGREED TO:

Enhanced Retail Funding LLC

By:	/s/ Larry Klaff
Name: Larry Klaff, Managing Director